Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective September 1, 2007 by I-TRAX, INC., a Delaware corporation with a principal business office located at 40 Burton Hills Blvd., Suite 200, Nashville, Tennessee 37215 (the “Company”), and BRADLEY S. WEAR, an individual residing at 103 Indian Lake Court, Hendersonville, Tennessee 37075 (“Executive”).

The Company and Executive desire to enter into this Agreement on the terms set forth in this Agreement.

In consideration of the mutual covenants and premises contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the Company and Executive, the Company and Executive agree as follows:

1.           Term of Employment.  Upon the terms set forth in this Agreement, the Company employs Executive and Executive accepts employment with the Company for the period of three years (such period, the “Original Term”), unless sooner terminated in accordance with the provisions of Section 4 below.  Upon the expiration of the Original Term, the term of the Executive’s employment will automatically extend for successive one-year periods (each such period, an “Additional Term”) unless the Additional Term is sooner terminated in accordance with the provisions of Section 4 below or unless on or before 90 days prior to the end of the Original Term or any Additional Term, Executive or the Company notifies the other in writing that the Executive’s employment under this Agreement will not be extended beyond the Original Term or the applicable Additional Term.

2.           Title and Capacity.  Executive will serve as Senior Vice President and Chief Financial Officer of the Company and will perform the duties commensurate with such position and such other duties as the Company’s Chief Executive Officer or the Board of Directors (the “Board”) may assign to the Executive.  Executive will devote attention and energies on a full-time basis to the above duties, and Executive will not, during the term of this Agreement, actively engage in any other for profit business activity.

3.           Compensation and Benefits.

3.1           Salary.  During the Original Term and any Additional Term, the Company will pay Executive an annual base salary of $240,000 and such discretionary bonuses, if any, as the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion may determine in accordance with the Management Incentive Plan (“MIP”) plan adopted by the Compensation Committee.  Executive’s initial target incentive under the MIP will be 40% of annual base salary and is attached as Exhibit A to this Agreement.  Executive will be eligible for annual increases in base salary commensurate with other executives of the Company.

3.2           Payment in Installments.  The Company will pay Executive’s annual base salary in periodic installments in accordance with the Company’s general payroll practices, after withholding for all Federal, state and local taxes and other required deductions.  The Company will pay the bonus at such time as the Compensation Committee determines in its sole discretion.

3.3           Benefits.  Provided Executive meets and continues to meet the full-time and any and all other eligibility requirements set forth in the Company’s Employee Manual and benefits plans sponsored by the Company, the Company will make available to Executive the standard full-time employee benefits and benefit plans, subject to employee cost sharing provisions and other provisions of such benefits and benefit plans.  Notwithstanding the preceding, the Company may change, modify, amend, eliminate, or terminate any benefit or benefit plan or change the employee cost sharing provisions of any such benefit or benefit plan, and if the Company does so, thereafter Executive will be entitled only to then available standard full-time employee benefits and benefit plans.

3.4           Paid Time Off.  Executive is entitled to 25 paid time off days per year to be accrued in accordance with the Company’s Executive PTO policy, as amended from time to time, and taken at such times as may be approved by the Executive’s immediate supervisor or the Chief Executive Officer of the Company.

3.5           Expenses.  The Company will reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of his duties under this Agreement in accordance with the Travel and Expense Policy published by the Company’s Finance Department, as amended from time to time.

3.6           Stock Options.  The Company will grant Executive options to acquire 125,000 shares of the Company’s common stock under the Company’s 2001 or 2000 Equity Compensation Plan (the “Plan Options”).  The Plan Options will be granted by the Board or the Compensation Committee, as applicable, at the Board of Directors or Compensation Committee meeting held by the Company to ratify this Agreement.  The exercise price of the Plan Options will equal the closing price on the American Stock Exchange on the date of that meeting.  This grant will be memorialized in a formal stock option award agreement.  The Company will grant Executive options to acquire an additional 75,000 shares of the Company’s common stock under the Company’s 2001 or 2000 Equity Compensation Plan (the “Additional Plan Options”) if the Executive meets expectations under the Company’s 2008 Associate Development Program.  The Additional Plan Options will be granted by the Board or the Compensation Committee, as applicable, at the Board of Directors or Compensation Committee meeting that follows the completion of the 2008 Associate Development Program.  The exercise price of the Additional Plan Options will equal to the closing price on the American Stock Exchange on the date of that meeting.

4.           Employment Termination.  The employment of Executive by the Company under this Agreement will terminate upon the occurrence of any of the following:

4.1           Expiration of Term.  At the election of Executive or the Company upon the expiration of the Original Term or any Additional Term if Executive or the Company notified the other pursuant to Section 1 above that Executive’s employment under this Agreement will not be extended for the applicable Additional Term.

4.2           Cause.  At the election of the Company, for “cause” as defined below, immediately upon written notice by the Company to Executive.  “Cause” for termination is deemed to exist by reason of (a) any action by Executive resulting in the conviction of Executive of, or the entry of a plea of guilty or nolo contendere by Executive to, any crime involving moral turpitude, any felony, or any misdemeanor involving misconduct or fraud in business activities, (b) any breach of a fiduciary duty involving personal profit, (c) Executive’s willful failure to perform his duties under this Agreement, (d) Executive’s willful misconduct, recklessness or gross negligence in the performance of his duties under this Agreement, (e) any action by Executive that violates Section 6 below, or (f) repeated refusal or failure by Executive to comply with the reasonable directives of the Executive’s immediate supervisor or the Chairman of the Board of the Company; provided, however, that the Company may terminate Executive’s employment under Sections 4.2(c), (e) or (f) above only after Executive fails (x) to commence and continue to correct or cure each specific instance comprising cause within 10 days of receipt by Executive of written notice of the Executive’s immediate supervisor or the Chairman of the Board identifying each instance constituting cause or (y) to correct or cure each identified instance within 45 days of receipt of such notice.

4.3           Without Cause.  At the election of the Company, at any time, upon 30 days written notice for any reason whatsoever other than for cause.

4.4           Death or Disability.  Upon Executive’s death or 30 days after Executive’s disability.  “Disability” means the inability of Executive, due to a physical or mental disability, to perform the duties contemplated under this Agreement for a period of three consecutive months or for a cumulative period of four months within any six consecutive months.  A physician satisfactory to Executive and the Company will determine if Executive is disabled.  If Executive and the Company cannot agree on a physician within 30 days of either party’s written notice to the other, Executive and the Company will each select a physician, who will together select a third physician.  The determination of the physician(s) as to disability will be binding on all parties.

4.5           Termination by Executive.  At the election of Executive: (a) at any time if his health should become impaired to an extent that makes the continued performance of his duties under this Agreement hazardous to his physical or mental health or his life, as certified by a physician designated by Executive and reasonably acceptable to the Company; (b) for “good reason” upon delivery of written notice of such “good reason” to the Company; or (c) upon 90 days written notice of termination, which termination will be deemed a breach by Executive of his obligations under this Agreement.  “Good reason” means: (1) the failure by the Company to continue Executive in the position of Senior Vice President and Chief Financial Officer (or such other position as the Company and Executive may agree upon); (2) failure by the Company to pay and provide to Executive the compensation provided in Section 3.1 above, which failure is not cured within 30 days after written notice of such failure is delivered by Executive to the Company; (3) requiring Executive to be permanently based anywhere other than within 25 miles of Company’s offices in Nashville, Tennessee (excluding business related travel as required by the Company’s business); or (4) any other material breach of this Agreement by the Company, which breach is not cured within 30 days after written notice of such breach is delivered by Executive to the Company.

5.           Effect of Termination.

5.1           Expiration of Term.  If Executive or the Company elects not to renew Executive’s employment for any Additional Term under Section 4.1, the Company will pay to Executive the base salary and benefits otherwise payable to Executive under Sections 3.1, 3.2 and 3.3, pro rata through the last day of Executive’s actual employment by the Company.

5.2           Termination for Cause.  If the Company terminates Executive’s employment for cause under Section 4.2, the Company will pay to Executive the base salary and benefits otherwise payable to Executive under Sections 3.1, 3.2 and 3.3, pro rata through the last day of Executive’s actual employment by the Company.

5.3           Termination Without Cause.

(a)           If the Company terminates Executive’s employment under Section 4.3 for any reason other than for cause (1) following the initial four months of employment and before expiration of the Original Term or (2) at any time during any Additional Term, the Company will pay to Executive severance equal to 12 months of base salary then applicable under Section 3.1 in the manner provided under Section 3.2.  Executive will also be reimbursed for any incurred COBRA cost during the 12 month period immediately following date of termination.

(b)           Executive acknowledges that if Executive’s employment is terminated pursuant to Section 4.3, the payment in full of severance under this Section 5.3 represents the total obligation of the Company to Executive under this Agreement.

5.4           Termination for Death or Disability.  If Executive’s employment is terminated by death or because of disability under Section 4.4, the Company will pay to the estate of Executive or to Executive, as applicable, the base salary and benefits otherwise payable to Executive under Sections 3.1, 3.2 and 3.4 above through the end of the month in which termination of Executive’s employment because of death or disability occurs.

5.5           Termination by Executive.

(a)           If Executive terminates Executive’s employment under Section 4.5(a) for reasons of health, the Company will pay to Executive the base salary and benefits otherwise payable to Executive under Sections 3.1, 3.2 and 3.4 through the date of termination.

(b)           If Executive terminates Executive’s employment under Section 4.5(b) for good reason at any time (1) following the initial four months of employment and before expiration of the Original Term or (2) at any time during any Additional Term, the Company will pay to Executive severance equal to 12 months of base salary then applicable under Section 3.1 in the manner provided under Section 3.2.

(c)           Executive acknowledges that if Executive’s employment is terminated pursuant to Section 4.5(b), then the payment in full of severance under Section 5.5(b) represents the total obligation of the Company to Executive under this Agreement.

(d)           If Executive terminates Executive’s employment under Section 4.5(c), the Company will pay to Executive the base salary and benefits otherwise payable to him under Sections 3.1, 3.2 and 3.4 pro rata through the last day of his actual employment by the Company, and the Company may assert a claim for damages caused to the Company by reason of Executive’s termination in breach of Executive’s obligations under this Agreement.

6.           Non-Competition, Non-Solicitation and Confidentiality.

6.1           Non-Competition.  During the Original Term and, if automatically renewed, the applicable Additional Term (regardless whether the Original Term or the applicable Additional Term are terminated under Section 4 above prior to its scheduled expiration under Section 1) and for a period of one year after the expiration of the Original Term and, if automatically renewed, the applicable Additional Term, Executive will not, including through an Affiliate (as defined in Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934, as amended), directly or indirectly, serve as proprietor, partner, manager, employee, stockholder, principal, agent, consultant, director, officer or lender, or in any other capacity participate, engage in or have a financial or other interest in, any business which is a Direct Competitor of Company.  “Direct Competitor” means any Person (as defined below) that directly or through an Affiliate, subsidiary, division, joint venture, partnership, strategic alliance, revenue sharing, license, marketing, distribution or similar agreement or arrangement:  (1) is engaged in a business that provides the following services directly to such Person’s customers’ employees, retirees and their dependents, as applicable, through facilities located on or adjacent to such Person’s customers’ workplace locations or remotely: health management; primary care; occupational health; acute care; corporate health; pharmacy services; or other services offered by Company on the date of termination of Executive’s employment (collectively, the “Business”); or (2) is developing a strategy to offer any of the foregoing services.  A list of the Direct Competitors known to the Company on the effective date of this Agreement is set forth on Exhibit B to this Agreement.  The Company may modify the list of Direct Competitors from time to time, including after Executive’s or the Company’s notice to terminate or not renew this Agreement.  Upon Executive’s request, Company will provide to Executive a list of Direct Competitors known to the Company. This Section 6.1 will not apply if Executive’s employment is terminated prior to completion of Executive’s first four months of employment with the Company.  “Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture or any other form of business organization, unincorporated organization or governmental entity (or any department, agency or subdivision thereof).

6.2           Non-solicitation.  During the Original Term and, if automatically renewed, the applicable Additional Term (regardless whether the Original Term or the applicable Additional Term are terminated under Section 4 above prior to its scheduled expiration under Section 1) and for a period of one year after the expiration of the Original Term and, if automatically renewed, the applicable Additional Term, Executive will not, directly or indirectly, and no Person (as defined below, including an Affiliate) over which Executive exercises control (whether as an officer, director, individual proprietor, holder of debt or equity securities, consultant, partner, member or otherwise) (a) solicit or engage or employ or otherwise enter into any agreement or understanding, written or oral, relating to the services of any Person who is known or should be known by Executive to be then employed or to have been employed within the preceding six months by the Company or its Affiliates, (b) take any action which could be reasonably expected to lead any Person to cease to deal with the Company or its Affiliates or (c) solicit the business of, enter into any written or oral agreement with or otherwise deal with any supplier of goods, products, materials or services in competition with the Company or its Affiliates or solicit the business of customers of the Company or its Affiliates who were such at any time during the two-year period preceding Executive’s last date of employment, except on behalf of businesses in which such party would then be permitted to engage directly without violating this Section 6.

6.3           Confidentiality.  During the Original Term and, if automatically renewed, the applicable Additional Term (regardless whether the Original Term or the applicable Additional Term are terminated under Section 4 above prior to its scheduled expiration under Section 1) and for a period of five years after the expiration of the Original Term and, if automatically renewed, the applicable Additional Term, Executive will treat as trade secrets all Confidential Information (as defined below) known or acquired by Executive in the course of any affiliation Executive has with the Company or its Affiliates and will not disclose any Confidential Information to any Person not affiliated with the Company except as authorized in writing by the Company.  “Confidential Information” means any information relating to the relationship of the Company or its Affiliates to their customers (including, without limitation, the identity of any customer), the research, design, development, manufacturing, marketing, pricing, costs, capabilities, capacities and business plans related to the Business, the financing arrangements of the Company, or the financial condition or prospects of the Company; inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, software, including source code, object code, operating systems, bridgeware, firmware, middleware or utilities and customer and supplier lists and any other confidential information relating to the assets, condition or business of the Company or its Affiliates.  Notwithstanding the foregoing, Executive will have no obligation with respect to (a) information disclosed to Executive by a Person who does not owe a duty of confidentiality to the Company or its Affiliates; or (b) information which is in the public domain and is readily available; or (c) information where disclosure is required by law or is necessary in connection with a claim, dispute or litigation to which Executive is or becomes a party and the Company is given ten business days prior written notice of the intent to make disclosure.

6.4           Injunctive Relief.  The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and its Affiliates and are considered by Executive to be reasonable for such purpose.  Executive acknowledges that a breach or threatened breach by Executive of the covenants contained in this Section 6 would cause the Company irreparable harm and that the extent of damages to the Company would be impossible to ascertain and that there is and will be available to the Company no adequate monetary damages or other remedy at law to compensate it in the event of any such breach.  Consequently, in the event of a breach of any such covenant, in addition to any other relief to which the Company is or may be entitled, the Company may seek, as a matter of course, an injunction or other equitable relief, including the remedy of specific performance, to enforce any or all of such covenants by Executive, his employer, employees, partners, agents or any of them.

6.5           Modification of Covenants.  In the event an arbitrator, court or governmental agency or authority determines that any provision of Section 6 is invalid by reason of the length of any period of time or the size of any area during or in which such provision is effective, such period of time or area will be considered to be reduced to the extent required to cure such invalidity.

6.6           Extension of Covenant.  In the event Executive violates the restrictions contained in Section 6.1, the duration of such restriction will extend for a period of time equal to the period of time during which such violation continued.

6.7           Counter-claims.  Any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the restrictions contained in this Section 6, but will be litigated separately including, without limitation, any claim by Executive that Executive has not been terminated for cause pursuant to Section 4.2 above, unless the claim and defense arise out of the same event and joinder would be required.

7.           Inventions, Patents and Intellectual Property.

7.1           Executive agrees that all inventions, discoveries, computer programs, data, software, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) (individually, an “Invention,” and collectively, “Inventions”) related to the Business which are made, conceived, reduced to practice, created, written, designed or developed by Executive, solely or jointly with others and whether during normal business hours or otherwise, during the Original Term, the Additional Term or thereafter if resulting or directly derived from Confidential Information, will be the sole property of the Company.  Executive hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefore, in the United States and elsewhere and appoints any officer of the Company as Executive’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority.  Upon the request of the Company and at the Company’s expense, Executive will execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

7.2           Executive will promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention.  Such written records will be available to and remain the sole property of the Company at all times.

8.           Return of Confidential Information.  All files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings or other written, photographic or other tangible material, in each event, containing Confidential Information, whether created by Executive or others, which come into Executive’s custody or possession, are and will be the exclusive property of the Company to be used by Executive only in the performance of his duties for the Company.

9.           Cooperation.  At any time during the term of this Agreement or thereafter, Executive will reasonably cooperate with the Company in any litigation or administrative proceedings involving any matters with which Executive was involved during Executive’s employment by the Company.  The Company will reimburse Executive for reasonable expenses, if any, incurred in providing such assistance.

10.           Notices.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing, and may be given by a party hereto by (a) personal service (effective upon delivery), (b) mailed by registered or certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (c) reputable overnight delivery service, charges prepaid (effective the next business day) or (d) telecopy or other means of electronic transmission (effective upon receipt of the telecopy or other electronic transmission in complete, readable form), if confirmed promptly by any of the methods specified in clauses subparagraphs (a)-(c) of this Section 10, to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

11.           Non-Disparagement.  During the term of Executive’s employment hereunder and for five years thereafter, Executive will not disparage, deprecate, or make any negative comment with respect to the Company or its Affiliates or their respective businesses, operations, or properties.

12.           Pronouns.  Whenever the context may require, any pronouns used in this Agreement include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns include the plural and vice versa.

13.           Entire Agreement.  This Agreement, and such other agreements, schedules and exhibits as are referenced in this Agreement, constitute the entire agreement between the parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

14.           Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

15.           Governing Law; Consent to Jurisdiction.

15.1           This Agreement will be construed, interpreted and enforced in accordance with the laws of the State of Tennessee, notwithstanding any contrary application of conflicts of laws principles.

15.2           Each of the Company and Executive consents to the jurisdiction of all Federal and state courts located in the State of Tennessee which have jurisdiction over any disputes arising under this Agreement.  Service of process in any action or proceeding commenced in a court located in the State of Tennessee may be made by written notice as provided in Section 10.

16.           Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of Executive are personal and may not be assigned by him.

17.           Miscellaneous.

17.1           No delay or omission by the Company in exercising any right under this Agreement operates as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar or waiver or any right on any other occasion.

17.2            The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

17.3           In case any provision of this Agreement is invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions will in no way be affected or impaired.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the day and year set forth above.

COMPANY:

I-TRAX, INC.

By: /s/ Danny A. Nelms
Name: Danny Nelms
Title: VP – HR

Attest: /s/ Angela Briggs
Name: Angela Briggs
Title: Director – HR

EXECUTIVE:

Witness: /s/ Angela Briggs	/s/ Bradley S. Wear